Exhibit 99.1.4

PETMED EXPRESS, INC.
2024 INDUCEMENT INCENTIVE PLAN
STOCK OPTION AWARD

[PARTICIPANTID]
[FIRSTNAME] [LASTNAME]

Dear [NAME]:

You have been granted an option (this “Option”) to purchase shares of the common stock of PetMed Express, Inc. (the “Company”) under the PetMed Express, Inc. 2024 Inducement Incentive Plan (the “Plan”), effective as of the Grant Date, with the terms and conditions set forth below. Capitalized terms used in this Option and not defined shall have the meanings given in the Plan.

Grant Date:	[GRANT DATE]

Type of Option:	[Nonqualified Stock Option]
[Incentive Stock Option]

Number of Option Shares:	[NUMBER OF OPTION SHARES]

Exercise Price per Share:	$[EXERCISE PRICE]

Vesting Schedule:	This Option will vest and become exercisable with respect to [___] of the total Option Shares on each of the first [__] anniversaries of the Vesting Commencement Date, provided that you are continuously employed by, or in the service of, the Company or an Affiliate through such the applicable vesting date.

	Stock Option Shares #	Vesting Date(s)

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the Option is fully vested for any reason other than due to your death or Disability, the Option shall be immediately and automatically forfeited on the date of such termination with respect to any Option Shares for which it is not then vested. If your employment or service with the Company and its Affiliates terminates before the Option is fully vested due to your death or Disability, the Option will immediately be deemed vested full.

Notwithstanding the terms of Section 18 of the Plan, the Option will not vest upon a Change of Control except to the extent the Administrator, in connection with such Change of Control, expressly provides for the vesting of the Option.

Termination Date:	This Option expires at, and cannot be exercised after, the earliest to occur of:

•The tenth (10th) anniversary of the Grant Date (or the fifth (5th) anniversary of the Grant Date to the extent this Option is an Incentive Stock Option and you own (or are treated as owning) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the corporation employing you or of any related corporation of such corporation);

•12 months after your termination of employment or service as a result of death or Disability;

•Your termination of employment or service for Cause; or

•90 days after your termination of employment or service for any other reason.

Manner of Exercise:	You may exercise this Option only if it has not been forfeited or has not otherwise expired, and only to the extent this Option is vested. To exercise this Option, you must comply with such exercise and notice procedures as the Administrator may establish from time to time, including, without limitation, payment of the exercise price and any applicable tax withholding amounts. Unless otherwise determined by the Administrator, the payment of the exercise price and applicable tax withholding amounts may be made at your election (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate exercise price for the Shares being purchased and satisfying such other requirements as may be imposed by the Administrator (provided that such Shares have been held by the Participant for no less than six months or such other period, if any, as established from time to time by the Administrator to avoid adverse accounting treatment under generally accepted accounting principles), (iii) partly in cash and partly in such Shares, or (iv) by having the Company withhold from the Shares otherwise issuable upon exercise a whole number of shares with a Fair Market Value equal to the exercise price and applicable tax withholding amounts and issuing the net number of remaining Shares to you; provided that, if the whole number of Shares does not exactly equal the exercise price and applicable tax withholding amounts, then the Company will withhold the whole number of Shares necessary to cover such amounts and will issue a check to you equal to the Fair Market Value of any fractional Share not needed.

A properly completed notice of stock option exercise (or such other notice as is prescribed) will become effective upon receipt of the notice and any required payment by the Company (or its designee); provided that the Company may suspend exercise of the Option pending its determination of whether your employment will be or could have been terminated for Cause and, if such a determination is made, your notice of stock option exercise (or such other notice as is prescribed) will automatically be rescinded.

If, following your death, your beneficiary or heir, or such other person or persons as may acquire your rights under this Option by will or by the laws of descent and distribution, wishes to exercise this Option, such person must contact the Company and prove to the Company’s satisfaction that such person has the right and is entitled to exercise this Option.

Your ability to exercise this Option, or the manner of exercise or payment of withholding taxes, may be restricted by the Company if required by applicable law or by the Company’s trading policies as in effect from time to time.

Transferability:	You may not sell, transfer or otherwise alienate or hypothecate this Option. In addition, by accepting this Option, you agree not to sell any Shares acquired under this Option other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Option.

Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to the Option or any of the Shares subject to the Option (including with respect to voting or dividends) unless and until a certificate for Shares is issued (or appropriate book entry made) upon exercise of the Option.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Option without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Recoupment; Rescission of Exercise:	If the Administrator determines that recoupment of incentive compensation paid to you pursuant to this Option is required under any law or any recoupment or recovery policy of the Company, then this Option will terminate immediately on the date of such determination to the extent required by such law or recoupment or recovery policy, any prior exercise of this Option may be deemed to be rescinded, and the Administrator may recoup any such incentive compensation in accordance with such recoupment or recovery policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you the amount owed by you hereunder and any exercise price and withholding amount tendered by you with respect to any such incentive compensation.

Taxes:	You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Option. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. To the extent that the receipt, vesting or exercise of this Option, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, exercise or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulation. If you fail to do so, the Company shall not be obligated to deliver any Shares to you and shall have the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon exercise having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the exercise; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Notice of Disqualifying Disposition:
If this Option is designated as an Incentive Stock Option and you sell Shares that were acquired through the exercise of this Option within two years from the Grant Date or one year from the date of exercise, you must notify the Administrator of the sale to permit proper treatment of the compensation expense.

Miscellaneous:
•No individual may exercise this Option, and no Shares subject to this Option will be issued, unless and until the Company has determined to its satisfaction that such exercise and issuance will comply with all applicable federal and state securities laws, rules and regulations of the Securities and Exchange Commission, rules of any stock exchange on which Shares may then be traded, or any other applicable laws. In addition, if required by underwriters for the Company, you agree to enter into a lock-up agreement with respect to any Shares acquired or to be acquired under this Option.

•Neither the Plan nor the grant of this Option shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

•The Plan and this Option constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Option in reliance on any promises, representations, or inducements other than those contained herein.

•By accepting the grant of the Option, you agree not to sell any Shares acquired in connection with the Option other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

•As a condition of the granting of this Option, you agree, for yourself and your legal representatives or guardians, that this Option shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Option or the Plan and any determination made by the Administrator pursuant to this Option shall be final, binding and conclusive.

•Subject to the terms of the Plan, the Administrator may modify or amend this Option without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of this Option for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Option or that such action is in the best interest of you or any other person who may then have an interest in this Option.

•This Option may be executed in counterparts.

This Option is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Option and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Option.

BY ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

PETMED EXPRESS, INC.                    PARTICIPANT

By:    _______________________                ___________________________
    [EXECUTIVE]                        [EMPLOYEE]
    [POSITION]

Date:     _______________________
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